Exhibit 4.1

FIRST AMENDMENT TO AMENDED AND RESTATED

RIGHTS AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT dated as of March 6, 2006 (the “Amendment”) is entered into by and between Shurgard Storage Centers, Inc., a Washington corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

Whereas, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement dated as of March 12, 2004 (the “Rights Agreement”);

Whereas, all capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Rights Agreement;

Whereas, Section 27 of the Rights Agreement provides that the Company may amend the Rights Agreement as it deems necessary or desirable without the approval of any holders of Rights;

Whereas, the Board of Directors of the Company (the “Board of Directors”) intends to approve the execution, delivery and performance by the Company of, and the consummation of the merger and all other transactions contemplated by, that certain Agreement and Plan of Merger by and among the Company, Public Storage, Inc., a California corporation (“Parent”), and Askl Sub LLC, a Delaware limited liability company and subsidiary of Parent (“Merger Sub”), in substantially the form presented to and reviewed by the Board of Directors; and

Whereas, in contemplation of consummation of the merger and the other transactions contemplated by the Merger Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to adopt this Amendment;

Now, therefore, in consideration of the foregoing and the terms contained herein, the Rights Agreement is hereby amended as follows:

1. Amendment to Rights Agreement

1.1 Subject to the provisions of Section 2 hereof, the Rights Agreement is amended by adding the following new Section 34 to the Rights Agreement:

“SECTION 34. TRANSACTIONAL EXEMPTION

(a) Notwithstanding anything to the contrary in this Agreement, neither the execution, delivery nor performance by the respective parties thereto of that certain Agreement and Plan of Merger dated as of March 6, 2006 (the “Merger Agreement”), by and among the Company, Public Storage,

Inc., a California corporation (“Parent”), and Askl Sub LLC, a Delaware limited liability company and subsidiary of Parent (“Merger Sub”), the execution, delivery and performance by the respective parties thereto of the Voting Agreements (as that term is defined in the Merger Agreement) (the Merger Agreement and the Voting Agreements collectively being referred to herein as the “Transaction Agreements”), nor the consummation of the Merger (as that term is defined in the Merger Agreement) or any other transactions contemplated by the Merger Agreement, shall cause any Person to become an “Acquiring Person” (as that term is defined in Section 1(a) hereof), or give rise to any event that, through passage of time or otherwise, would result in the occurrence of a “Shares Acquisition Date” or a “Distribution Date” (as those terms are defined in Sections 1(l) and 3(a), respectively, of this Agreement).

(b) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 13 of this Agreement shall be deemed not to apply to the Merger or any other transactions contemplated by the Transaction Agreements.”

1.2 Subject to the provisions of Section 2 hereof, the Rights Agreement is amended by deleting the word “and” between “(the “Redemption Date”)” and “(iii)” in Section 7(a) of the Rights Agreement and adding the following to the end of such Section 7(a):

“and (iv) the Effective Time (as defined in the Merger Agreement).”

2. Condition to Effectiveness

This Amendment shall become effective immediately prior to the first to occur of (a) the execution and delivery of the Voting Agreements by the Company shareholders who are parties thereto as contemplated by the Merger Agreement, or (b) the execution and delivery of the Merger Agreement by each of the parties thereto; provided, however, that if the Merger Agreement is terminated for any reason, this Amendment shall no longer be applicable or of any further force and effect.

3. Reference to and Effect on Rights Agreement

Upon the effectiveness of this Amendment pursuant to the provisions of Section 2 hereof, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as amended by this Amendment.

4. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of Washington.

5. Counterparts

This Amendment may be executed in any number of counterparts, each of which shall for all purposes by deemed to be an original, and all of which shall together constitute but one and the same instrument.

6. Descriptive Headings

Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.

“Company”

Shurgard Storage Centers, Inc.

By:	/s/ David K. Grant
Name:	David K. Grant
Title:	President and Chief Executive Officer

“Rights Agent”:

American Stock Transfer & Trust Company

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President and General Counsel